Exhibit 2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-47473) pertaining to The PMI Group, Inc. Savings and Profit-Sharing Plan of our report dated May 16, 2002, with respect to the financial statements and schedule of The PMI Group, Inc. Savings and Profit-Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2001.

/S/ ERNST & YOUNG LLP
Los Angeles, California
June 26, 2002